Exhibit 99.2
NEWS RELEASE Investor Contact: Brian Klaus, Senior Vice President, IInvestor Relations 920-491-7059 Media Contact: Cliff Bowers, Senior Vice President, Director of Public Relations 920-491-7542

Associated Announces Increase in Common Stock Dividend and
Share Repurchase Program

GREEN BAY, Wis. –– October 28, 2014 –– The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) (“Associated”) today declared a regular quarterly cash dividend of $0.10 per common share, payable on December 15, 2014, to shareholders of record at the close of business on December 1, 2014. This is an increase of $0.01 from the previous quarterly cash dividend of $0.09 per common share.

“We are pleased to announce an increase in Associated’s dividend,” said President and CEO Philip B. Flynn.  “We see this dividend increase as delivering on our commitment to enhance shareholder value.”

The Board of Directors also declared a regular quarterly cash dividend of $0.50 per depositary share on Associated’s 8.00% Series B Perpetual Preferred Stock to shareholders of record at the close of business on December 1, 2014, with the dividend payable date of December 15, 2014.

In addition, the Board authorized the repurchase of up to $120 million of Associated’s common stock.  This repurchase authorization is in addition to the previously authorized common stock repurchase program announced on March 18, 2014.  There remains approximately $55 million under the previous authorization, or approximately $175 million in the aggregate.  Repurchases under such programs are subject to regulatory limitations and may occur from time to time in open market purchases, block transactions, accelerated share repurchase programs or similar facilities.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $26 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties.  Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.

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